Exhibit 99.01
FOR IMMEDIATE RELEASE                                Contact: David A. Garrison
Website: http://www.arthrt.com                                    (978) 602-1436

November 21, 2012

ARRHYTHMIA RESEARCH TECHNOLOGY, INC. ANNOUNCES THIRD QUARTER RESULTS
Company to Focus on Manufacturing Customer Base

Fitchburg, MA
Arrhythmia Research Technology, Inc. (the “Company”) (NYSE MKT: HRT) and its subsidiaries reported total revenue of $4,840,000 and net loss of $3,469,000 for the three months ended September 30, 2012 compared to total revenue of $6,757,000 and net loss of $74,000 for the same quarter of 2011. Net loss per share for the three months ended September 30, 2012 was $1.24 per share compared to $0.03 loss per share for the same period in 2011.
For the nine months ended September 30, 2012, total revenue was $15,881,000 and net loss was $4,885,000 as compared to total revenue of $18,929,000 and net loss of $301,000 for the same period in 2011. Net loss per share for the nine months ended September 30, 2012 was $1.75 as compared to loss per share of $0.11 for the same period in 2011.
Michael Gunter, the Company's Interim CEO, commented "The shortfall in revenue in the quarter was primarily attributable to lower silver surcharge billed and lower customer orders in sensors and defense compared to the same period in the prior year. European sales were down in large part due to a customer being acquired and lower orders taking place in the third quarter as the companies integrated operations and inventories. We are seeing orders increase in the fourth quarter and expect orders from this customer to return to historical levels in 2013.
During the third quarter, the Company decided to shut down the operations of the WirelessDx subsidiaries. We have currently ended all operations of WirelessDx and are on track to complete the liquidation of its assets by year end. Expenses and charges related to this shutdown and liquidation of assets are estimated to be $2,350,000. Additionally, as a result of impairment testing conducted during the quarter, the Company recorded an estimated preliminary impairment charge to Goodwill related to continuing operations of $1,479,727. These items negatively impacted results for the quarter.
Management intends to refocus on the vertically integrated diversified manufacturing capabilities of the Company and on growth opportunities with new and existing customers, and returning to profitability in 2013."

About Arrhythmia Research Technology, Inc.
The Company manufactures injection molded, machined and plated metal and plastic products to the medical, automotive and defense sectors. In addition to manufacturing the company provides value added end-to-end product life cycle management, design, engineering, prototyping, manufacturing, machining, assembly and packaging services to its customers. The Company's products also include a customizable proprietary signal-averaging electrocardiography (SAECG) software used in the detection of potentially lethal heart arrhythmias and that is reconfigurable for a variety of hardware platforms.
For more information please check our websites:
http://www.arthrt.com                 http://www.micronproducts.com
http://www.micronintegrated.com

Forward-looking statements made herein are based on current expectations of the Company that involve a number of risks and uncertainties and should not be considered as guarantees of future performance. The factors that could cause actual results to differ materially include: our ability to maintain our current pricing model and/or decrease our cost of sales; our ability to increase sales of higher margin products and services; variations in the mix of products and services sold; variability of customer delivery requirements; a stable interest rate market and/or a stable currency rate environment in the world, and specifically the countries where we are doing business; continued availability of supplies or materials used in manufacturing at competitive prices; volatility in commodity and energy prices and our ability to offset higher costs with price increases. More information about factors that potentially could affect the Company's financial results is included in the Company's filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2011.